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                                                                    EXHIBIT 12.1

                               BWAY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                              Year Ended September 30,
                                                  -------------------------------------------------
                                                                                         Pro Forma
                                                   1993    1994    1995    1996    1997     1997
                                                  ------  ------  ------  ------  ------ ----------
SELECTED HISTORICAL FINANCIAL DATA:
Earnings were calculated as follows:
  Income before income taxes, extraordinary
   item and cumulative effect of change
   in accounting..............................     8,887   9,001  14,794   6,958  22,250   20,005
  Add: Fixed charges..........................     3,328   6,597   6,478   6,625  12,049   14,700
                                                  ------  ------  ------  ------  ------   ------
Earnings......................................    12,215  15,598  21,272  13,583  34,299   34,705
                                                  ======  ======  ======  ======  ======   ======
Fixed charges were calculated as follows:
  Interest expense (a)........................     2,795   5,730   5,611   5,525  10,649   13,300
  Portion of rentals
   attributable to interest (b)...............       533     867     867   1,100   1,400    1,400
                                                  ------  ------  ------  ------  ------   ------
Fixed charges.................................     3,328   6,597   6,478   6,625  12,049   14,700
                                                  ======  ======  ======  ======  ======   ======
Ratio of earnings to fixed charges............       3.7x    2.4x    3.3x    2.1x    2.8x     2.4x
                                                  ======  ======  ======  ======  ======   ======
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